Exhibit 12.1

                               The Stanley Works
               Computation of Ratio of Earnings to Fixed Charges
                      (Unaudited, in millions of dollars)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.

                                                                   Twelve Months                                Nine Months
                                                  -----------------------------------------------------    -------------------
                                                  Jan 2     Jan 1       Dec 30      Dec 29      Dec 28     Sep 28      Sep 27
                                                  1999       2000        2000         2001       2002       2002        2003
                                                  ------    ------      -------     -------     -------    -------     -------

Total fixed charges                                $45.8     $47.3       $44.9        $44.9    $ 40.7       $29.2      $ 30.7
                                                  ======    ======      =======     =======     =======    =======     =======
Net before income taxes                           $215.4    $230.8      $293.7       $236.7    $272.5      $247.3      $104.2

Add:          Fixed charges                         45.8      47.3        49.9         44.8      40.7        29.2        30.7
              Amortization of interest
                capitalized in prior periods         0.2       0.2         0.1           -         -          -            -

Deduct:       Capitalized interest                   -         -             -         (0.1)       -          -            -
                                                  ------    ------      -------     -------     -------    -------     -------
Earnings before taxes and fixed charges           $261.4    $278.3      $343.7       $281.4     $313.2     $276.5      $134.9
                                                  ======    ======      =======     =======     =======    =======     =======
Ratio of earnings to fixed charges                 5.71       5.88        6.89         6.27        7.70      9.47        4.39
                                                  ------    ------      -------     -------     -------    -------     -------